Exhibit 3.8

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Total Energy Services Inc. (“Total Energy”)

2550, 300-5th Avenue S.W.

Calgary, Alberta T2P 3C4

2.	Date of Material Change

March 25, 2017

3.	News Release

A news release setting out information concerning the material change described herein was issued by Total Energy on March 25, 2017, through the facilities of Marketwired, and filed on March 27, 2017 on the System for Electronic Document Analysis and Retrieval (“SEDAR”).

4.	Summary of Material Change

On March 25, 2017, Total Energy announced that 60,952,797 common shares of Savanna Energy Services Corp. (“Savanna”), representing approximately 51.6% of the total number of outstanding common shares of Savanna (the “Savanna Common Shares”), were validly tendered (and not withdrawn) under Total Energy’s offer, dated December 9, 2016, to purchase all of the outstanding Savanna Common Shares (as amended, the “Offer”) as of the expiry of the initial deposit period for the Offer (11:59 p.m. (Pacific Time) on March 24, 2017).

At 11:59:01 p.m. (Pacific Time) on March 24, 2017, Total Energy took up the 60,952,797 Savanna Common Shares validly tendered to the Offer (and not previously withdrawn). Total Energy has issued an aggregate of 7,923,864 common shares (“Total Common Shares”) of Total Energy and paid $12,190,559.40 in cash to Computershare Investor Services Inc., the depositary appointed by Total Energy for purposes of the Offer (the “Depositary”), on behalf of the holders of Savanna Common Shares taken-up to date under the Offer.

By notice to the Depositary effective at 11:59 p.m. (Pacific time) on Friday, March 24, 2017, Total Energy extended the period for the tender of additional Savanna Common Shares under the Offer to 12:00 p.m. (Pacific Time) on April 7, 2017.

5.	Full Description of Material Change

5.1	Full Description of Material Change

On March 25, 2017, Total Energy announced that 60,952,797 Savanna Common Shares, representing approximately 51.6% of the total number of outstanding Savanna Common Shares, were validly tendered (and not withdrawn) under the Offer as of the expiry of the initial deposit period for the Offer (11:59 p.m. (Pacific Time) on March 24, 2017). Each of the conditions to the Offer (including the minimum tender condition prescribed by Canadian securities laws) was satisfied (or, in the case of the 66 2/3% tender condition, waived by Total Energy) as of that time.

At 11:59:01 p.m. (Pacific Time) on March 24, 2017, Total Energy took up the 60,952,797 Savanna Common Shares validly tendered to the Offer (and not previously withdrawn). In accordance with the terms of the Offer, Total Energy provided the Depositary with an aggregate of 7,923,864 Total Common Shares and $12,190,559.40 in cash, representing the consideration payable by Total Energy for the Savanna Common Shares taken up by it as of the expiry of the initial deposit period for the Offer.

By notice to the Depositary, effective at 11:59 p.m. (Pacific time) on Friday, March 24, 2017, Total Energy extended the period for the tender of additional Savanna Common Shares under the Offer to 12:00 p.m. (Pacific Time) on April 7, 2017.

Total Energy intends to take such action as is necessary (including effecting a subsequent acquisition transaction or compulsory acquisition as contemplated in the Offer documents) to acquire any Savanna Shares not tendered to the Offer.

After giving effect to the take-up of Savanna Common Shares and market purchases through the facilities of the Toronto Stock Exchange, Total Energy owns 61,562,797 Savanna Common Shares as of the date hereof, representing approximately 52.07% of the total number of outstanding Savanna Common Shares (calculated on an undiluted basis).

Following the completion of the Offer and any subsequent acquisition transaction or compulsory acquisition, as applicable, Total Energy intends to cause Savanna to apply to the TSX to delist the Savanna Common Shares from the TSX and, if permitted by applicable law, cause Savanna to cease to be a reporting issuer (or equivalent) under applicable Canadian securities laws.

5.2	Disclosure for Restructuring Transactions

Not applicable.

6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information concerning the material change described herein, please contact:

Cam Danyluk

Vice President Legal, General Counsel and Corporate Secretary

Phone: (403) 698-8445

9.	Date of Report

March 31, 2017

Forward-Looking Information Cautionary Statement

This Material Change Report contains certain forward-looking information (referred to herein as “forward-looking statements”). Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “scheduled”, “intend”, “objective”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, this Material Change Report contains forward-looking information concerning Total Energy’s plans for Savanna if the Offer is successful.

Forward-looking statements are based upon the opinions and expectations of management of Total Energy as at the effective date of such statements. Although Total Energy believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that those expectations will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, such things as changes in general economic conditions in Canada, the United States and elsewhere, the volatility of prices for oil and natural gas and other commodities, fluctuations in currency and interest rates and fluctuations in market prices for the publicly traded securities of Total Energy and Savanna, non-fulfillment of conditions of the Offer and new laws and regulations (domestic and foreign).

Having regard to the various risk factors, readers should not place undue reliance upon the forward-looking statements contained in this Material Change Report and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes.

The forward-looking statements contained in this Material Change Report are made as of the date hereof and Total Energy does not undertake any obligation to update or to revise any of the included forward-looking statements, except as required by applicable securities laws in force in Canada. The forward-looking statements contained in this Material Change Report are expressly qualified by this cautionary statement.